UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SHARESPOST 100 FUND

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SHARESPOST 100 FUND 555 Montgomery Street Suite 1400, San Francisco California, 94111

Dear Valued Shareholder,

Thank you for being an investor in the SharesPost 100 Fund. You are a significant shareholder, and your proxy vote is critical. You were recently sent proxy materials for the upcoming Special Meeting of Shareholders scheduled for December 1, 2020. If you have not yet cast your important proxy vote, please do so today. We’ve enclosed another copy of your proxy card.

As discussed in more detail in the proxy statement, shareholders are being asked to consider and vote to approve a new investment advisory agreement between the Fund and Liberty Street Advisors, Inc. The advisory fee rate under the proposed new advisory agreement would remain the same. The Board of Trustees of the Fund concluded that the new advisory agreement is in the best interests of shareholders and recommends that shareholders vote “FOR” the new advisory agreement.

For more information about the proposal, please refer to the proxy statement at:

vote.proxyonline.com/sharespost100/docs/2020specialmeeting.pdf.

If you have any proxy related questions, or would like to cast your proxy vote by phone, please call (800) 859-8508 for assistance. Representatives are available Monday through Friday 9 a.m. to 10 p.m. Eastern Time.

We very much appreciate your attention to this matter. Please help us by casting your vote today.

Sincerely,

Kevin Moss

President

How do I vote? There are four convenient methods for casting your important proxy vote:

1. Vote by Phone with a Representative: You may cast your vote by telephone with a proxy representative by calling toll-free (800) 859-8508. Representatives are available Monday through Friday 9 a.m. to 10 p.m. Eastern Time.

2. Vote by touch-tone phone: You may cast your vote by telephone using an automated system by calling the toll-free number found on the enclosed proxy card(s).

3. Vote online: You may cast your vote by visiting the web address located on the enclosed proxy card(s) and following the instructions on the website.

4. Vote by mail: You may cast your vote by signing, dating, and mailing the enclosed proxy card(s) in the postage-prepaid return envelope provided.